AMENDED ARTICLES OF INCORPORATION
                                       OF
                 ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
                              1750 HENNEPIN AVENUE
                             MINNEAPOLIS, MINNESOTA
                         (Amended as of March 31, 1993)
                                 * * * * * * * *

                                  ARTICLE I

The name of the corporation shall be Allianz Life Insurance Company of North America. The principal office and place for the transaction of its business shall be in the City of Minneapolis, Minnesota.

                                  ARTICLE II

The corporation shall have the power to do any and all of the kinds of insurance business specified in clauses (4) and (5)(a) of Section 60A.06, Subdivision 1, of the Minnesota Statutes Annotated and any amendments to such clauses or provisions in substitute therefore which may be hereafter adopted together with any kind or kinds of business to the extent necessarily or properly incidental to the kinds of insurance business which the corporation is so authorized to do.

In furtherance of the foregoing, and not in limitation thereof, the corporation shall have the power:

1. To make contracts of life and endowment insurance, to grant, purchase, or dispose of annuities or endowments of any kinds; and in such contracts or in contracts supplemental thereto to provide for additional benefits in event of death of the insured by accidental means, total and permanent disability of the insured, or specific dismemberment or disablement suffered by the insured.

2. To insure against loss or damage by the sickness, bodily injury or death by accident of the assured or his dependents.

3. To acquire and carry on all or any part of the business or property of any corporation engaged in a business similar to that authorized to be conducted by this corporation and to merge or consolidate with any corporation with which this corporation shall be authorized to merge or consolidate under the laws of the State of Minnesota.


4. To acquire, own, hold, buy, sell, lease, mortgage, and in every other manner deal in real and personal property of every kind and description, wherever situated, including the shares of stock, bonds, debentures, notes, evidences of indebtedness, and other securities, contracts, or obligations of any corporation or corporations, association or associations, domestic or foreign, and to pay therefore other assets of the corporation, stocks, bonds, or other evidences of indebtedness or securities of this or any other corporation.

5. To make such investments, borrow such money, own such property, as may now or hereafter be permitted to insurance companies under the laws of the State of Minnesota.

The corporation shall also have the general rights, powers and privileges of a corporation, as the same now or hereafter are declared by the laws of the State of Minnesota and any and all other rights, powers and privileges now or hereafter granted by the laws relating to insurance adopted by the State of Minnesota or any law or laws of the State of Minnesota applicable to stock life insurance companies having power to do the kinds of business hereinabove referred to.

The business of the corporation shall be transacted on the stock plan.


                                 ARTICLE III

The management of the corporation shall be exercised by the Board of Directors and by such committee, officers, employees, and agents as the Board may authorize, elect, or appoint. The Board of Directors shall consist of not less than three (3) nor more than twenty (20) directors in number, the exact number of directors to be fixed by a resolution to be adopted at any annual meeting of stockholders or at any special meeting called for that purpose. The number of directors shall remain as so fixed until changed by the stockholders at any annual meeting or at any special meeting called for that purpose.

At each annual meeting of the stockholders, Directors shall be elected for a term of one year. Directors need not be residents of the State of Minnesota.

A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for breach of the director's duty of loyalty to the Company or its shareholders; or (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or
(iii) for acts  prohibited  under Section 300.60 of the Minnesota  Statutes;  or
(iv) under Subdivision 2 and 3 of Section 300.64 of the Minnesota  Statutes;  or
(v) for any transaction from which the director derived an improper personal benefit; or (vi) for any act or omission occurring prior to the effective date of this amendment. This amendment to the Articles of Incorporation shall be effective immediately but shall not apply to or have any effect on the liability or alleged liability of any director or the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

                                  ARTICLE IV

The total authorized capital of the corporation shall be $20,000,000 and shall be evidenced by 20,000,000 common shares at a par value of one dollar each. The holders of shares of this corporation shall not have any preemptive or preferential right of subscription to any of the shares of the corporation, and the sale of said shares and the terms and conditions of such sale shall be as authorized and determined by the Board of Directors.

Voting by the holders of common shares in this corporation for the election of directors shall not be cumulative.

                                  ARTICLE V

In  addition  to  the  contingent  and  accrued  contract   liabilities  of  the
corporation, the maximum indebtedness to which it shall be subject at any one time shall not exceed one-billion dollars ($1,000,000,000).

                                  ARTICLE VI

The duration of the corporation shall be perpetual.